Exhibit 99.1

PEC Solutions Reaffirms Expected Fourth Quarter FY03 Earnings on Revised Revenue Estimates

Fairfax, VA, January 21, 2004 – PEC Solutions, Inc. (NASDAQ: PECS) today reaffirmed that its earnings per share for the quarter ended December 31, 2003 are expected to be in line with the prior guidance of $0.15 to $0.16 per share. The Company also announced that it currently expects revenue for the quarter to be approximately $41 million, as compared to previous guidance of $45 to $49 million. .

The Company is scheduled to announce its full financial results for the fourth quarter after the close of the market on February 10, 2004. At that time, management will hold a conference call to discuss the financial results. Details regarding the February 10th conference call will be provided in a separate press release.

The Company believes that it remains well-positioned for growth in 2004 and anticipates being able to give an estimate of that potential growth in the February 10th call.

The revision to 2003 revenue guidance is due to the accumulation of the effects of a number of factors, including delays in new programs and slow growth and slowdowns on current programs, due in part to appropriations, and on unanticipated seasonality factors.

About PEC Solutions

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at www.pec.com.

For more information, contact John McNeilly, PEC Solutions Manager of Media and Investor Relations, at 703-679-4900.

Note To Investors

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. PEC Solutions assumes no obligation to update the information contained in this press release. PEC Solutions’ future results may be affected by its ability to continue to implement its government technology solutions, its dependence on the Federal government and other Federal government contractors as its major customers, timely passage of components of the Federal budget, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and specific risks, please refer to PEC’s recent SEC filings, including the company’s 10-K/A filing on April 17,2003.